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         DIOMED ANNOUNCES ACQUISITION OF EXCLUSIVE RIGHTS TO ENDOVENOUS
                        LASER TREATMENT PATENT (EVLT(R))


ANDOVER, MA --- September 2, 2003. Diomed Holdings, Inc. (AMEX: DIO) announced today that the Company has entered into definitive agreements to acquire exclusive rights to U.S. Patent No. 6,398,777 and foreign counterparts covering the endovenous laser treatment of varicose veins from the five inventors of the procedure.

"Acquisition of exclusive rights to this leading edge technology will be an enormous accomplishment for our Company," said James A. Wylie, President & CEO of Diomed. "With this new proprietary position, Diomed emerges as the clear leader in minimally invasive varicose vein treatment."

It is estimated that between 25-40 million Americans suffer from venous insufficiency. EVLT(R) represents the next generation of minimally invasive treatment of varicose veins. The procedure takes less than 45 minutes without the need for general anesthesia or hospitalization, and patients experience only minimal discomfort with no scarring. Published clinical studies indicate that EVLT(R) has greater than a 93.4% long-term success rate, and is superior to surgery and alternative technologies used for the treatment of varicose veins.

John Welch, Vice President of Marketing added, "Patients and physicians alike will benefit from the knowledge that they will be buying a fully integrated system upon which the vast majority of published clinical data is based. The Company's EVLT(R) system has been successfully used in more than 5,000 procedures since the FDA granted clearance for this procedure in January 2002. We expect this number will exceed 10,000 by the end of 2003."

In a final comment, Mr. Wylie went on to say, "Our recently announced $21.3 million financing has enabled us to complete this exciting exclusive technology acquisition and position the Company to participate with the medical community in the advancement of vein disease management while concurrently building shareholder value."

Diomed is completing its consolidation of the exclusive rights to the patent through two separate but coordinated transactions. Diomed is purchasing patent rights from Dr. Robert Min, one of the inventors, with whom the Company currently holds a non-exclusive technology license and an exclusive marketing and promotional agreement. The Company is simultaneously effecting an exclusive patent license with the remaining four inventors, led by Dr. Luis Navarro, through their business, Endolaser Associates, LLC. Details of the transactions were not disclosed.



ABOUT DIOMED
Diomed specializes in developing and commercializing minimal and micro-invasive medical procedures that use its laser technologies and disposable products.. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com.


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EVLT(R)is a registered trademark of Diomed Inc. Andover, MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 5 through 16 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.


Investor Contact
Lisa M. Bruneau, VP Finance
Phone: 866-4DIOMED
Fax: (978) 475-8488
E-Mail: LBRUNEAU@DIOMEDINC.COM